AMERICAN HOME MORTGAGE ASSETS TRUST 2006-2

Mortgage-Backed Pass-Through Certificates, Series 2006-2

Class	Approximate Initial Underwritten Certificate Principal Balance	Pass-Through Rate
1A1	$ 247,388,000	Adjustable
1A2	$ 123,694,000	Adjustable
1A3	$ 41,231,000	Adjustable
2A1	$ 413,564,000	Adjustable
2A2	$ 206,782,000	Adjustable
2A3	$ 68,927,000	Adjustable
XBI	$ 412,313,000*	Variable
XBJ	$ 309,234,750*	Variable
M-1	$ 32,179,000	Adjustable
M-2	$ 21,993,000	Adjustable
M-3	$ 7,230,000	Adjustable
M-4	$ 11,831,000	Adjustable
M-5	$ 10,907,000	Adjustable
M-6	$ 7,032,000	Adjustable
M-7	$ 7,748,000	Adjustable
* Notional Amount.

UNDERWRITING AGREEMENT

June 30, 2006

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

American Home Mortgage Assets LLC, a Delaware limited liability company (the “Company”), proposes to sell to you (the “Underwriter”), pursuant to this Underwriting Agreement dated June 30, 2006 (the “Agreement”), among the Company, the Underwriter, and American Home Mortgage Corp. (“American Home”), the respective amounts set forth opposite your name in Schedule I attached hereto of the American Home Mortgage Assets Trust 2006-2, Mortgage-Backed Pass-Through Certificates, Series 2006-2, Class 1A1, Class 1A2, Class 1A3, Class 2A1, Class 2A2, Class 2A3, Class XBI, Class XBJ, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates (collectively, the “Offered Certificates”) having the aggregate principal amounts and Pass-Through Rates set forth above. The Offered Certificates represent an aggregate $1,200,506,000 initial Certificate Principal Balance of the American Home Mortgage Assets Trust 2006-2, Mortgage-Backed Pass-Through Certificates, Series 2006-2.

The Class R, Class RX, Class C and Class P Certificates (collectively, the “Privately Offered Certificates” and together with the Offered Certificates, the “Certificates”) and the Offered Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated June 1, 2006 (the “Pooling and Servicing Agreement”) among American Home Mortgage Assets LLC, as depositor (the “Depositor”), Wells Fargo Bank, N.A., as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”). Upon issuance, the Certificates will evidence undivided interests in the Trust Fund (as defined in the Pooling and Servicing Agreement) established for such series containing mortgages or, in the event the Trust Fund, or a portion thereof, constitutes a real estate mortgage investment conduit (“REMIC”), the Trust Fund may contain interests issued by a trust which will contain mortgages, all as described in the Prospectus (as defined below). The mortgage loans included in the Trust Fund will be sold by American Home Mortgage Corp. (in such capacity, the “Seller”) to the Company pursuant to a Mortgage Loan Purchase Agreement dated as of June 30, 2006 (the “Mortgage Loan Purchase Agreement”), between the Seller and the Company. Servicing of the Mortgage Loans included in the Trust Fund will be provided for pursuant to the Servicing Agreement, dated as of June 30, 2006 (the “Servicing Agreement”), between American Home Mortgage Servicing, Inc., (the “Servicer”) and Wells Fargo Bank, N.A. (the “Master Servicer”). Terms not defined herein which are defined in the Pooling and Servicing Agreement shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

The Certificates are described more fully in the Basic Prospectus and the Prospectus Supplement (each as hereinafter defined) which the Company has furnished or will furnish to the Underwriter.

1.  Representations, Warranties and Covenants.

1.1  The Company represents and warrants to, and agrees with, the Underwriter that as of the date hereof (or as of such other date as may be specified in a particular representation and warranty):

(a)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-131641) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Pass-Through Certificates and Mortgage-Backed Notes (issuable in series), including the Certificates, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriter. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a prospectus supplement dated June 30, 2006 (the “Prospectus Supplement”), to the prospectus dated April 21, 2006 (the “Basic Prospectus”), relating to the Offered Certificates and the method of distribution thereof. Such registration statement (No. 333-131641) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Basic Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to June 30, 2006 (the “Closing Date”) for use in connection with the offering of the Offered Certificates, are hereinafter called the “Prospectus.”

(b)  The Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement is in effect, no proceedings for such purpose are pending before or threatened by the Commission, and the Registration Statement as of the Effective Date (as defined in this paragraph), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations. The Registration Statement, as of the Effective Date, and any static pool information excluded from the Registration Statement pursuant to Regulation AB Item 1105(d), did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of the date of the Prospectus Supplement, and any static pool information excluded from the Prospectus pursuant to Regulation AB Item 1105(d), did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor American Home makes any representations or warranties as to either (i) any information contained in or omitted from the portions of the Prospectus set forth under the caption “Method of Distribution” relating to the Offered Certificates (the “Underwriter’s Information”) or (ii) any decrement or yield tables set forth in the section titled “Yield on the Offered Certificates” in the Prospectus Supplement (the “Decrement/Yield Tables”). The Effective Date shall mean the time of the first Contract of Sale to which the Prospectus Supplement relates. As used herein, “Pool Information” means all loan level data with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company, the Seller or American Home to the Underwriter. The Company acknowledges that the Underwriter’s Information and the Decrement/Yield Tables constitute the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement or the Prospectus, and you confirm that the Underwriter’s Information is correct with respect to you and the Offered Certificates you underwrite.

(c)  The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite organizational power to own its properties and to conduct its business as presently conducted by it.

(d)  The Company is not, as of the commencement of the offering, an Ineligible Issuer, as such term is defined in Rule 405 of the 1933 Act Regulations.

(e)  This Agreement has been duly authorized, executed and delivered by the Company.

(f)  As of the Closing Date (as defined herein), the Offered Certificates will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Company in the Pooling and Servicing Agreement will be true and correct in all material respects.

(g)  Since the respective dates as of which information is given in the Registration Statement and the Prospectus except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business of the Company, the Seller or American Home, taken as a whole and (B) there have been no transactions entered into by the Company which are material, other than those in the ordinary course of business.

(h)  The Pooling and Servicing Agreement, when executed and delivered by the Company, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms, subject, as to the enforceability of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(i)  The issuance of the Offered Certificates will have been duly authorized by the Company and, when such Offered Certificates are executed and authenticated in accordance with the Pooling and Servicing Agreement and delivered against payment pursuant to this Agreement, such Offered Certificates will be validly issued and outstanding; and the Offered Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement. The Offered Certificates are in all material respects in the form contemplated by the Pooling and Servicing Agreement. Immediately prior to the delivery of the Offered Certificates to the Underwriter, the Company will own the Offered Certificates, and upon such delivery the Underwriter will acquire title thereto, free and clear of any lien, pledge, encumbrance or other security interest other than one created or granted by the Underwriter.

(j)  Neither the Company nor the Trust Fund are or, as a result of the offer and sale of the Offered Certificates as contemplated in this Agreement will become, an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k)  As of the Closing Date, the Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (together with this Agreement, the “Transaction Documents”) will have been duly authorized, executed and delivered by the Company and the Seller and will conform in all material respects to the description thereof contained in the Prospectus and will constitute a valid and binding agreement of the Company and the Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity and the discretion of the court (regardless of whether enforceability of such remedies is considered in a proceeding in equity or at law).

(l)  Neither the issuance or delivery of the Offered Certificates, nor the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor compliance with the provisions of the Transaction Documents will conflict with or result in the breach of any material term or provision of the certificate of formation or LLC agreement of the Company, and the Company is not in breach or violation of or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default) under the terms of (i) any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation or instrument to which the Company is a party or by which it or its properties are bound, or (ii) any law, decree, order, rule or regulation applicable to the Company of any court or supervisory, regulatory, administrative or governmental agency, body or authority, or arbitrator having jurisdiction over the Company, or its properties, the default in or the breach or violation of which would have a material adverse effect on the Company, the trust, the Offered Certificates or on the ability of the Company to perform its obligations under the Transaction Documents; and neither the delivery of the Offered Certificates, nor the execution and delivery of the Transaction Documents or the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor the compliance with the provisions of the Transaction Documents will result in such a breach, violation or default which would have such a material adverse effect.

(m)  No filing or registration with, notice to, or consent, approval, authorization or order or other action of, any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by the Transaction Documents (other than as required under state securities laws or Blue Sky laws, as to which no representations and warranties are made by the Company), except such as have been, or will have been prior to the Closing Date, obtained under the Act, and such recordations of the assignment of the Mortgage Loans.

(n)  There is no action, suit or proceeding before or by any court, administrative or governmental agency, or other tribunal, domestic or foreign, now pending to which the Company is a party, or, to the best of the Company’s knowledge, threatened against the Company, which could reasonably result individually or in the aggregate in any material adverse change in the condition (financial or otherwise), earnings, affairs, regulatory situation or business prospects of the Company or could reasonably interfere with or materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents.

(o)  At the time of execution and delivery of the Pooling and Servicing Agreement, the Company will own the mortgage notes (the “Mortgage Notes”) being transferred to the Trustee pursuant to the Pooling and Servicing Agreement, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Pooling and Servicing Agreement, and will not have assigned to any person other than the Trustee any of its right, title or interest in the Mortgage Notes. The Company will have the power and authority to transfer the Mortgage Notes to the Trustee and to transfer the Offered Certificates to the Underwriter, and, upon execution and delivery pursuant to the terms of the Pooling and Servicing Agreement, payment by the Underwriter for the Offered Certificates, and delivery to the Underwriter of the Offered Certificates, the Trustee on behalf of the Certificateholders will own the Mortgage Notes and the Underwriter will acquire title to the Offered Certificates, in each case free of Liens except to the extent permitted by the Pooling and Servicing Agreement.

(p)  Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Transaction Documents and the Offered Certificates have been or will be paid by the Company on or prior to the Closing Date, except for fees for recording assignments of Mortgage Loans to the Trustee or, if applicable, to MERS on behalf of the Trustee, pursuant to the Pooling and Servicing Agreement that have not yet been completed, which fees will be paid by the Company in accordance with the Pooling and Servicing Agreement.

(q)  The Company acknowledges and agrees that the relationship between itself and the Underwriter is an arms-length commercial relationship that creates no fiduciary duty on the part of the Underwriter, and each party expressly disclaims any fiduciary relationship.

1.2  American Home represents and warrants to, and agrees with, the Underwriter that as of the Closing Date the representations and warranties of the Seller in Section 3.1(a) of the Mortgage Loan Purchase Agreement will be true and correct in all material respects.

1.3  The Underwriter represents and warrants to and agrees with the Company and American Home that:

(a)  The Underwriter hereby acknowledges that each Offered Certificate is to be maintained on the book-entry records of The Depository Trust Company (“DTC”). Investors may hold the beneficial interests in the Class A Certificates in minimum denominations of $100,000 and in integral multiples of $1 in excess of $100,000. Investors may hold the beneficial interests in the Class M Certificates in minimum denominations of $250,000 and in integral multiples of $1 in excess of $250,000. The Class X Certificates will be issued in minimum denominations of $2,000,000 notional balance and integral multiples of $1 in excess thereof.

(b)  The Underwriter represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements with respect to the generation and use of the Prospectus in connection with the offering of the Offered Certificates.

(c)  As of the date hereof and as of the Closing Date, the Underwriter has complied with all of its obligations hereunder.

2.  Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Offered Certificates indicated on Schedule I hereto which shall be transferred by the Company to the Underwriter at a price equal to 102.50% of the aggregate Certificate Principal Balance of the Offered Certificates as of the Closing Date, plus accrued interest, if applicable.

3.  Delivery and Payment. Delivery of and payment for the Offered Certificates shall be made at the office of Thacher Proffitt & Wood LLPat 10:00 a.m., New York City time, on June 30, 2006 or such later date as the Underwriter shall designate, which date and time may be postponed by agreement between the Underwriter and the Company (such date and time of delivery and payment for the Offered Certificates being herein called the “Closing”). Delivery of the Offered Certificates shall be made to the Underwriter through DTC.

4.  Offering by Underwriter.

4.1  It is understood that the Underwriter proposes to offer and/or solicit offers for the Offered Certificates to be purchased by them for sale to the public as set forth in the Prospectus and the Underwriter agrees that all such offers, solicitations and sales by it shall be made in compliance with all applicable laws and regulations. Prior to the date of the first Contract of Sale made based on the Prospectus, you have not sold any Offered Certificate or any security backed by the Mortgage Loans, any interest in any Offered Certificate or such security or any Mortgage Loan.

4.2  It is understood that the Underwriter will solicit offers to purchase the Offered Certificates solely with the Prospectus Supplement and the Basic Prospectus.

4.3   It is understood that you will not enter into a Contract of Sale with any investor until the investor has received the Prospectus Supplement and the Basic Prospectus. For purposes of this Agreement, Contract of Sale has the same meaning as in Rule 159 of the 1933 Act Regulations and all Commission guidance relating to Rule 159, including without limitation the Commission’s statement in Securities Act Release No. 33-8501 that “a contract of sale can occur under the federal securities laws before there is a bilateral contract under state law, for example when a purchaser has taken all actions necessary to be bound but a seller’s obligations remain conditional under state law.”

4.4

(a)  The Underwriter represents, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Offered Certificates that is required to be filed with the Commission by the Company as a “free writing prospectus” in accordance with the 1933 Act Regulations without the Company’s consent.

(b)  The Underwriter agrees to provide written notice to the Company of the date it first enters into any Contract of Sale for an Offered Certificate.

4.5  The Underwriter further agrees that (i) it will include in every confirmation sent out the notice required by Rule 173 informing the investor that the sale was made pursuant to the Registration Statement and that the investor may request a copy of the Prospectus from the Underwriter; (ii) if a paper copy of the Prospectus is requested by a person who receives a confirmation, the Underwriter shall deliver a paper copy of such Prospectus; (iii) if an electronic copy of the Prospectus is delivered by the Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to the Underwriter by or on behalf of the Company specifically for use by the Underwriter pursuant to this Section 4.5; for example, if the Prospectus is delivered to the Underwriter by or on behalf of the Company in a single electronic file in PDF format, then the Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in .pdf format; and (iv) it has not used, and during the period for which it has an obligation to deliver a “prospectus” (as defined in Section 2(a)(10) of the Act) relating to the Offered Certificates (including any period during which you have such delivery obligation in its capacity as a “dealer” (as defined in Section 2(a)(12) of the Act)) it will not use any internet website or electronic media containing information for prospective investors, including any internet website or electronic media maintained by third parties, in connection with the offering of the Offered Certificates, except in compliance with applicable laws and regulations. The Underwriter further agrees that if it delivers to an investor the Prospectus in .pdf format, upon the Underwriter’s receipt of a request from the investor within the period for which delivery of the Prospectus is required, the Underwriter will promptly deliver or cause to be delivered to the investor, without charge, a paper copy of the Prospectus.

5.  Agreements. The Company agrees with the Underwriter that:

5.1  The Company will promptly advise the Underwriter (i) when any amendment to the Registration Statement has become effective or any revision of or supplement to the Prospectus has been so filed (unless such amendment, revision or supplement does not relate to the Offered Certificates or the trust), (ii) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information (unless such request for additional information does not relate to the Offered Certificates or the trust), (iii) of any written notification received by the Company of the suspension of qualification of the Offered Certificates for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the knowledge of the Company, the threatening of any proceeding for that purpose. Before amending or supplementing the Registration Statement or the Prospectus with respect to the Offered Certificates, the Company will furnish the Underwriter with a copy of each such proposed amendment or supplement. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

5.2  The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule. The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing no later than the close of business on the business day prior to the Closing Date.

5.3  If, during the period after the first date of the public offering of the Offered Certificates in which a prospectus relating to the Offered Certificates is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Company promptly will prepare and furnish, at its own expense, to the Underwriter, and will file with the Commission, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with the Act or the 1933 Act Regulations.

5.4  If any Written Communication or oral statement in connection with the offering of the Offered Certificates contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, when taken together with all information that was conveyed to any person with whom a Contract of Sale was entered into, then the Underwriter shall provide any such person with the following:

(a)  Adequate disclosure of the contractual arrangement;

(b)  Adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(c)  Adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(d)  A meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

5.5  The Company will furnish to you, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as you may reasonably request; provided, however, that you will provide the notice specified in Section 4.5 in every confirmation and will only deliver the prospectus to those investors that request a paper copy thereof.

5.6  The Company agrees, so long as the Offered Certificates shall be outstanding, or until such time as the Underwriter shall cease to maintain a secondary market in the Offered Certificates, whichever first occurs, to deliver to the Underwriter the annual statement as to compliance delivered to the Securities Administrator, the Sponsor and the Depositor pursuant to Section 3.21 of the Pooling and Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Securities Administrator and the Sponsor pursuant to Section 3.22 of the Pooling and Servicing Agreement as soon as such statements are available to the Company.

5.7  The Company will endeavor to arrange for the qualification of the Offered Certificates for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Underwriter may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Offered Certificates; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.8  If the transactions contemplated by this Agreement are consummated, the Company or American Home will pay or cause to be paid at or prior to the Closing all expenses incident to the performance of the obligations of the Company and American Home under this Agreement, and will reimburse the Underwriter for any reasonable expenses (including reasonable fees and disbursements of counsel and accountants) reasonably incurred by the Underwriter in connection with the purchase and sale of the Offered Certificates (including without limitation the fees and disbursements of the Underwriter’s counsel and the Underwriter’s due diligence costs and expenses with respect thereto) and the transactions contemplated hereby and thereby, and the qualification of the Offered Certificates for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Underwriter has reasonably requested pursuant to Section 5.7 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Offered Certificates, for the filing fee of the National Association of Securities Dealers, Inc. relating to the Offered Certificates, if applicable, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriter.

5.9  If, during the period after the Closing Date in which a prospectus relating to the Offered Certificates is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Offered Certificates is in effect, the Company will advise the Underwriter of the issuance of such stop order. Upon receipt of notice of such stop order, the Underwriter shall cease all offers and sales of the Offered Certificates.

(a)  [Reserved].

5.10  During the period when a prospectus is required by law to be delivered in connection with the sale of the Offered Certificates pursuant to this Agreement, the Company will file or cause to be filed, on a timely and complete basis, all documents that are required to be filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (as defined below).

6.  Conditions to the Obligations of the Underwriter. The Underwriter’s obligation to purchase the Offered Certificates in the respective amounts set forth opposite its name on Schedule I attached hereto shall be subject to the following additional conditions:

6.1  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company or American Home, threatened by the Commission or by any authority administering any state securities or Blue Sky law; and the Prospectus Supplement shall have been filed or transmitted for filing, by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2  Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any change, or any development involving a prospective change, in or affecting the business or properties of the Company, the Seller or American Home or any of their respective affiliates the effect of which, in any case, is, in that Underwriter’s reasonable judgment, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Offered Certificates as contemplated by the Registration Statement and the Prospectus. All actions required to be taken and all filings required to be made by the Company under the Act and the Exchange Act prior to the sale of the Offered Certificates shall have been duly taken or made.

6.3  The Company shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Pooling and Servicing Agreement, the Servicing Agreement, the Mortgage Loan Purchase Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a)  the representations and warranties of the Company in this Agreement and in the Pooling and Servicing Agreement are true and correct in all material respects;

(b)  the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(c)  no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated;

(d)  subsequent to the respective dates as of which information is given in the Prospectus, and except as set forth or contemplated in the Prospectus, there has not been any material adverse change in the general affairs, business, key personnel, capitalization, financial condition or results of operations of the Company, the Seller or American Home;

(e)  except as otherwise stated in the Prospectus, there are no actions, suits or proceedings pending before any court or governmental agency, authority or body or, to their knowledge, threatened, against the Company, the Seller or American Home that could reasonably have a material adverse affect on (i) the Company, the Seller or American Home or (ii) the transactions contemplated by this Agreement; and

(f)  attached thereto are true and correct copies of a letter or letters from one or more nationally recognized statistical rating agencies confirming that the Offered Certificates have been rated in one of the four highest grades by each of such agencies rating that class of Offered Certificates and that such rating has not been lowered since the date of such letter.

6.4  American Home shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, an Executive Vice President, a Senior Vice President or a Vice President of American Home to the effect that the signer of such certificate has examined the Servicing Agreement, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreement and this Agreement and that, to his or her knowledge after reasonable investigation, the representations and warranties of American Home contained in this Agreement are true and correct in all material respects.

6.5  [Reserved].

6.6  You shall have received the opinion and letter of Thacher Proffitt & Wood LLP, counsel for the Company, the Seller and American Home, dated the Closing Date and substantially to the effect set forth in Exhibit A and Exhibit B.

6.7  You shall have received from McKee Nelson LLP, counsel for the Underwriter, an opinion dated the Closing Date in form and substance satisfactory to the Underwriter.

6.8  (i) You shall have received from Deloitte & Touche LLP, certified public accountants, a letter addressed to the Underwriter and dated the date hereof and satisfactory in form and substance to the Underwriter and the Underwriter’s counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by the Underwriter, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions “The Mortgage Pool” and “Description of the Certificates” agrees with the records of the Company, the Seller and American Home excluding any questions of legal interpretation.

(ii) At the Closing Date, Deloitte & Touche LLP and/or any other firm of certified independent public accountants acceptable to you shall have furnished to you a letter, addressed to you, and in form and substance satisfactory to you in all respects, relating to the extent such information is not covered in the letter or letters provided pursuant to Section 6.8(i), to the characteristics of the mortgage loans, as presented in the Prospectus Supplement.

6.9  The Class 1A1, Class 1A2, Class 1A3, Class 2A1, Class 2A2, Class 2A3, Class XBI and Class XBJ Certificates shall have been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”). The Class M-1 Certificates shall have been rated “AA+” by Standard & Poor’s and “Aa1” by Moody’s. The Class M-2 Certificates shall have been rated “AA” by Standard & Poor’s and “Aa2” by Moody’s. The Class M-3 Certificates shall have been rated “AA-” by Standard & Poor’s and “Aa3” by Moody’s. The Class M-4 Certificates shall have been rated “A+” by Standard & Poor’s and “A1” by Moody’s. The Class M-5 Certificates shall have been rated “A-” by Standard & Poor’s and “A3” by Moody’s. The Class M-6 Certificates shall have been rated “BBB+” by Standard & Poor’s and “Baa1” by Moody’s. The Class M-7 Certificates shall have been rated “BBB-” by Standard & Poor’s and “Baa3” by Moody’s.

6.10  You shall have received the opinions of Sonnenschein Nath & Rosenthal LLP, counsel to the Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C-2.

6.11  You shall have received from Thacher Proffitt & Wood LLP, counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s and Moody’s.

The Company will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

If any of the conditions specified in this Article 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriter, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to the Company in writing, or by telephone or telegraph confirmed in writing.

7.  Indemnification and Contribution.

7.1  The Company and American Home, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages and liabilities (including reasonable legal or other expenses) to which you or any such person may become subject under the Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Offered Certificates as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or in any static pool information excluded from the Registration Statement and the Prospectus pursuant to Regulation AB Item 1105(d), or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which the Underwriter has agreed to indemnify the Company pursuant to Section 7.2. This indemnity agreement will be in addition to any liability which the Company or American Home may otherwise have.

7.2  The Underwriter agrees to indemnify and hold harmless the Company, American Home, their respective directors or officers and any person controlling the Company or American Home to the same extent as the indemnity set forth in Section 7.1 above from the Company and American Home to the Underwriter, but only with respect to (i) the Underwriter’s Information and the Decrement/Yield Tables, and (ii) any liability resulting from your failure to provide any investor with the Prospectus prior to entering into a Contract of Sale with such investor. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

Each of the Company and American Home acknowledges that the Underwriter’s Information and the Decrement/Yield Tables constitute the only information furnished in writing by or on behalf of the Underwriter expressly for use in the Registration Statement or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

7.3  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case described in subclauses (i) or (ii) of the immediately preceding sentence, the reasonable fees and disbursements of counsel for the indemnified party shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1 and by the Company or American Home, in the case of parties indemnified pursuant to Section 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party and such settlement includes an unconditional release of the indemnified party from all liability arising out of the action or claim related to such proceeding.

7.4  If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and American Home on the one hand and the Underwriter on the other from the offering of the Offered Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and American Home on the one hand and the Underwriter on the other in connection with the statements or omissions or alleged statements or alleged omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and American Home on the one hand, and by the Underwriter on the other shall be in the same proportions that the purchase price paid by the Underwriter to the Company for the Offered Certificates (“Net Proceeds”) bears to the excess of (a) the purchase prices paid by investors to the Underwriter for the Offered Certificates (the “Public Offering Price”) over (b) Net Proceeds. The relative fault of the Company and American Home on the one hand and of the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, American Home or by the Underwriter, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5  The Company, American Home and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim and any and all amounts paid in settlement of any claim of litigation except where the indemnified party is required to bear such expenses pursuant to Section 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. Notwithstanding the provisions of this Section 7, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total aggregate Public Offering Price of the Offered Certificates underwritten by the Underwriter and distributed to the public by the Underwriter exceeds the Net Proceeds with respect to the Underwriter. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6  The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and American Home in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Underwriter or any person controlling the Underwriter or by or on behalf of the Company or American Home and their respective directors or officers or any person controlling the Company or American Home and (iii) acceptance of and payment for any of the Offered Certificates.

8.  Termination. (a) This Agreement shall be subject to termination by notice given to the Company and American Home, if the sale of the Offered Certificates provided for herein is not consummated because of any failure or refusal on the part of the Company or American Home to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or American Home shall be unable to perform their respective obligations under this Agreement. If you terminate this Agreement in accordance with this Section 8, the Company or American Home will reimburse you for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and accountants) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Offered Certificates and such termination and reimbursement.

(b)  The Underwriter shall have the right to terminate this Agreement at any time prior to the Closing Date by notice given to the Company and American Home (i) if any domestic or international event or act or occurrence has materially disrupted the securities markets, (ii) if trading on the New York or American Stock Exchanges shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the New York or American Stock Exchanges by the New York or American Stock Exchanges or by order of the Commission or any other governmental authority having jurisdiction, (iii) if a banking moratorium has been declared by a state or Federal authority, (iv) if a banking moratorium in foreign exchange trading by major international banks or persons has been declared, (v) if any new restriction materially and adversely affecting the distribution of the Offered Certificates shall have become effective, or (vi) there shall have occurred any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets is such as to make it, in your reasonable judgment, impracticable to market the Offered Certificates on the terms specified in this Agreement. Any notice of termination pursuant to this Section 8(b) shall be by telephone, telex, or telegraph, confirmed in writing by letter.

9.  Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, American Home or the officers of any of the Company or American Home, and the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriter or on their behalf or made by or on behalf of the Company or American Home or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Offered Certificates and any termination of this Agreement.

10.  Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or telegraphed and confirmed to the Underwriter at UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: General Counsel, or if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Assets LLC, 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel; or if sent to American Home, will be mailed, delivered or telegraphed and confirmed to it at American Home Mortgage Corp., 538 Broadhollow Road, Melville, New York 11747, Attention: General Counsel.

11.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

12.  Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, American Home and the Underwriter.

Very truly yours,

AMERICAN HOME MORTGAGE ASSETS LLC

By: /s/ Alan B. Horn
Name: Alan B. Horn
Title: Executive Vice President

AMERICAN HOME MORTGAGE CORP.

By: /s/ Alan B. Horn
Name: Alan B. Horn
Title: Executive Vice President
General Counsel & Secretary

The foregoing Underwriting Agreement
is hereby confirmed and accepted as of
the date first above written.

UBS SECURITIES LLC

By: /s/ Peter Slagowitz
Name: Peter Slagowitz
Title: Managing Director

SCHEDULE I

	Certificate Principal Balance
Class		UBS Securities LLC
1A1	$ 247,388,000	100%
1A2	$ 123,694,000	100%
1A3	$ 41,231,000	100%
2A1	$ 413,564,000	100%
2A2	$ 206,782,000	100%
2A3	$ 68,927,000	100%
XBI	$ 412,313,000*	100%
XBJ	$ 309,234,750*	100%
M-1	$ 32,179,000	100%
M-2	$ 21,993,000	100%
M-3	$ 7,230,000	100%
M-4	$ 11,831,000	100%
M-5	$ 10,907,000	100%
M-6	$ 7,032,000	100%
M-7	$ 7,748,000	100%

* Notional Amount.

EXHIBIT A

CLOSING OPINION OF THACHER PROFFITT & WOOD LLP

June 30, 2006

American Home Mortgage Corp. 538 Broadhollow Road Melville, New York 11747	American Home Mortgage Assets LLC 538 Broadhollow Road Melville, New York 11747
UBS Securities LLC 1285 Avenue of the Americas 11th Floor New York, NY 10019	Deutsche Bank National Trust Company 1761 East St. Andrew Place Santa Ana, California 92705
Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, Maryland 21045	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. 55 Water Street, 41st Floor New York, New York 10041

Opinion: Underwriting
American Home Mortgage Assets Trust 2006-2
Mortgage-Backed Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

We have acted as counsel to American Home Mortgage Corp. (the “Seller”) and American Home Mortgage Assets LLC (the “Depositor”) in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 30, 2006 (the “Seller Sale Agreement”), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of June 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, Wells Fargo Bank, N.A. (the “Master Servicer” and the “Securities Administrator”) and Deutsche Bank National Trust Company (the “Trustee”), and the certificates issued pursuant thereto designated as Mortgage-Backed Pass-Through Certificates, Series 2006-2 (the “Certificates”), (iii) the Underwriting Agreement, dated June 30, 2006 (the “Underwriting Agreement”), among the Seller, Depositor and UBS Securities LLC (the “Underwriter”), (iv) the Servicing Agreement, dated as of June 30, 2006 (the “Servicing Agreement”), among the Master Servicer, the Trustee, the Seller and American Home Mortgage Servicing, Inc. (the “Servicer”) and (vi) the Prospectus Supplement, dated June 30, 2006 (the “Prospectus Supplement”), and the Base Prospectus to which it relates, dated April 21, 2006 (the “Base Prospectus”; together with the Prospectus Supplement, the “Prospectus”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Servicing Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys after such consultation with such other attorneys in this firm as they deemed appropriate and, with respect to the opinions in paragraphs 5(ii) and (iii) and 6 below, the Certificate of American Home Mortgage Investment Corp., a copy of which is annexed as Exhibit A and the accuracy of which we have assumed in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the “1933 Act”). Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.
The Seller has been legally incorporated under the laws of the State of New York and, based upon a certificate of good standing issued by that State, is validly existing as a corporation in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Agreement to which it is a party and to perform its obligations thereunder. The Depositor has been legally formed under the laws of the State of Delaware and, based upon a certificate of good standing issued by that State, is validly existing as a limited liability company in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Agreement to which it is a party and to perform its obligations thereunder.

2.
Each of the Agreements to which the Seller or the Depositor is a party has been duly authorized by all requisite action, executed and delivered by that party. The issuance, offer, sale and delivery of the Certificates have been duly authorized by the Depositor.

3.
Each of the Agreements to which the Seller or the Depositor is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

4.	The Certificates are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

5.
With respect to each of the Seller and the Depositor, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach or violation of its certificate of incorporation or bylaws or certificate of formation or limited liability company agreement, as the case may be, (ii) to our knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which it is a party or by which it is bound or (iii) to our knowledge, any breach or violation of any order of any United States federal or State of New York court, agency or other governmental body.

6.
With respect to each of the Seller and the Depositor, to our knowledge, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or threatened (by written communication to it of a present intention to initiate such action, suit or proceeding) against it which, either in one instance or in the aggregate, draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Agreements to which it is a party.

7.
With respect to each of the Seller and the Depositor, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal or State of New York court, agency or other governmental body under any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

8.
With respect to each of the Seller and the Depositor, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in any breach or violation of any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements.

9.
The Registration Statement as of its effective date, and the Prospectus as of the date of the Prospectus Supplement and the date hereof, other than any ABS informational and computational materials used in reliance on 1933 Act Rule 167, as to which we express no opinion herein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

10.
To our knowledge, there are no material contracts, indentures or other documents of a character required to be described or referred to in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, other than any ABS informational and computational materials used in reliance on 1933 Act Rule 167, as to which we express no opinion herein, and those described or referred to therein or filed or incorporated by reference as exhibits thereto.

11.
The statements made in the Base Prospectus under the heading “Description of the Securities” and in the Prospectus Supplement under the heading “Description of the Certificates”, insofar as such statements purport to summarize certain provisions thereof, provide a fair summary of those provisions. The statements made in the Base Prospectus under the headings “Legal Aspects of Mortgage Loans — Applicability of Usury Laws,” and “—Alternative Mortgage Instruments” and “ERISA Considerations” and in the Prospectus Supplement under the heading “ERISA Considerations”, to the extent that those statements constitute matters of United States federal or State of New York law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

12.
The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended. The Trust Fund created by the Pooling and Servicing Agreement is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

13.
The Class 1A1, Class 1A2, Class 1A3, Class 2A1, Class 2A2, Class 2A3, Class XBI, Class XBJ, Class M-1, Class M-2 and Class M-3 Certificates will be “mortgage related securities” as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, so long as each such class is rated in one of the two highest rating categories by at least one “nationally recognized statistical rating organization” as that term is used in that Section.

14.
The offer and sale of the Certificates to the Initial Purchaser, and the initial offers and resales thereof by the Initial Purchaser, pursuant to and in accordance with the Agreements are transactions that do not require registration under the 1933 Act.

This is to inform you that the Registration Statement has become effective under the 1933 Act and that, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

EXHIBIT A

CERTIFICATE OF
AMERICAN HOME MORTGAGE INVESTMENT CORP.

This Certificate is being delivered to Thacher Proffitt & Wood LLP (“TPW”) for reliance hereon by TPW in rendering its opinion letter to which this Certificate is annexed (the “Opinion Letter”). The undersigned understands, acknowledges and agrees that the facts set forth in the Opinion Letter are being relied upon by TPW in rendering the Opinion Letter and by each addressee thereof and other parties to the transactions to which the Opinion Letter relates in the consummation of those transactions. Capitalized terms not defined herein have the meanings assigned to them in the Opinion Letter and the Agreements. The undersigned hereby represents, warrants, covenants and certifies, after reasonable investigation and review and consultation as appropriate with its attorneys and independent accountants, as follows:

1. With respect to each of the Seller and the Depositor, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which it is a party or by which it is bound or (ii) any breach or violation of any order of any United States federal or State of New York court, agency or other governmental body.

2. With respect to each of the Seller and the Depositor, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or threatened (by written communication to it of a present intention to initiate such action, suit or proceeding) against it which, either in one instance or in the aggregate, draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Agreements to which it is a party.

[Signature Page Follows]

The undersigned has executed this Certificate as of the date of the Opinion Letter.

AMERICAN HOME MORTGAGE INVESTMENT CORP.

By:  ______________________________________
Name:
Title:

EXHIBIT B

10B-5 LETTER OF THACHER PROFFITT & WOOD LLP

June 30, 2006

American Home Mortgage Corp. 538 Broadhollow Road Melville, New York 11747

Supplementary Letter (Underwriting Agreement)
American Home Mortgage Assets Trust 2006-2
Mortgage-Backed Pass-Through Certificates Series 2006-2

Ladies and Gentlemen:

We have acted as counsel to American Home Mortgage Corp. (the “Seller”) and American Home Mortgage Assets LLC (the “Depositor”) in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 30, 2006 (the “Seller Sale Agreement”), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of June 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, Wells Fargo Bank, N.A. (the “Master Servicer” and the “Securities Administrator”) and Deutsche Bank National Trust Company (the “Trustee”), and the certificates issued pursuant thereto designated as Mortgage-Backed Pass-Through Certificates, Series 2006-2 (the “Certificates”), (iii) the Underwriting Agreement, dated June 30, 2006 (the “Underwriting Agreement”), among the Seller, Depositor and UBS Securities LLC (the “Underwriter”), (iv) the Servicing Agreement, dated as of June 30, 2006 (the “Servicing Agreement”), among the Master Servicer, the Trustee, the Seller and American Home Mortgage Servicing, Inc. (the “Servicer”) and (vi) the Prospectus Supplement, dated June 30, 2006 (the “Prospectus Supplement”), and the Base Prospectus to which it relates, dated April 21, 2006 (the “Base Prospectus”; together with the Prospectus Supplement, the “Prospectus”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Servicing Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

We do not represent any party for which we are acting as counsel in connection herewith in connection with matters other than certain transactions. The primary purpose of our engagement was to consider and advise with respect to legal matters, and not to determine or verify facts not constituting legal conclusions. However, in connection with the transaction to which this letter relates, we have participated in the preparation and/or review of, and in discussions with representatives of parties relevant thereto and their respective counsel regarding, the contents of the Registration Statement, the Prospectus, the Agreements and certain related certificates of fact, legal opinion letters and other documents. We have not otherwise undertaken any procedures that were intended or likely to elicit information concerning the accuracy, completeness or fairness of any statements. We are not advising in this letter as to (i) statistical, accounting or other financial information, (ii) information contained in any accompanying computer disk, CD-ROM or other electronic media, (iii) information incorporated by reference or (iv) other marketing materials including without limitation any ABS informational and computational materials used in reliance on Rule 167 under the Securities Act of 1933.

Based upon and subject to the foregoing, this is to inform you that no information has come to the attention of the attorneys in this firm who are involved in the representation of parties to the transactions described herein in connection therewith, after such consultation with such other attorneys in this firm as they deemed appropriate, that causes us to believe that (A) the Registration Statement, as of its effective date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Prospectus as of the date of the Prospectus Supplement or the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, this is to inform you that any U.S. federal tax advice contained herein is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the U.S. Internal Revenue Code.

This letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this letter may not be made available, and this letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this letter for its purposes.

Very truly yours,

EXHIBIT C-1

[RESERVED]

EXHIBIT C-2

OPINION OF SONNENSCHEIN NATH & ROSENTHAL LLP

(Provided upon request)

EXHIBIT D

Underwriter’s Information

METHOD OF DISTRIBUTION

Subject to the terms and conditions set forth in an underwriting agreement dated June 29, 2006, the Depositor has agreed to sell, and UBS Securities LLC has agreed to purchase all of the Offered Certificates. Distribution of the Offered Certificates will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Offered Certificates, before deducting expenses payable by the Depositor, will be approximately 102.50% of the aggregate initial Certificate Principal Balance of the Offered Certificates, plus accrued interest on the Class X Certificates from the Cut-off Date.

The aggregate expenses payable by the Depositor in connection with the Offered Certificates are estimated to be $150,000.

In connection with the purchase and sale of the Offered Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Offered Certificates are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Offered Certificates will be made through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about the Closing Date.

THE UNDERWRITING AGREEMENT PROVIDES THAT THE DEPOSITOR AND AHMC, JOINTLY AND SEVERALLY, WILL INDEMNIFY THE UNDERWRITER AGAINST CERTAIN CIVIL LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WILL CONTRIBUTE TO PAYMENTS THE UNDERWRITER MAY BE REQUIRED TO MAKE IN RESPECT THEREOF.